                           Offer to Purchase for Cash

                           All Outstanding Shares of

                                  Common Stock

                                       of

                         Plenum Publishing Corporation

                                       at

                              $73.50 Net Per Share

                                       by

                             PPC Acquisition Corp.

                        a direct wholly owned subsidiary

                                       of

                              Kluwer Boston, Inc.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME ON WEDNESDAY, JULY 15, 1998, UNLESS THE OFFER IS EXTENDED.

                                                                   June 16, 1998

To the Participants in the Profit Sharing Plan of Plenum Publishing Corporation:

    Enclosed for your consideration is an Offer to Purchase, dated June 16, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"), in connection with the offer by PPC Acquisition Corp., a Delaware corporation (the "Offeror") and a direct wholly owned subsidiary of Kluwer Boston, Inc., a Massachusetts corporation (the "Parent"), to purchase all of the outstanding shares of Common Stock, par value $.10 per share (the "Shares"), of Plenum Publishing Corporation, a Delaware corporation (the "Company"), at a purchase price of $73.50 per Share net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. We have been designated by the Company pursuant to authority granted to it under Section 2.4(g) of the Trust Agreement between the Company and The Dreyfus Trust Company (the "Trustee") dated as of March 16, 1992 to notify you of the Offer and distribute the information, materials and directions relating to the Offer.

    As a participant in the Company's Profit Sharing Plan, you may direct the Trustee to tender Shares allocated to your Profit Sharing Plan account. The Trustee is the holder of record of Shares held by the Trustee for your account. A tender of such Shares can be made only by the Trustee as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by the Trustee for your account.

    We request instructions as to whether you wish to instruct the Trustee to tender on your behalf any or all of the Shares held by the Trustee for your account, upon the terms and subject to the conditions set forth in the Offer.

    Your attention is directed to the following:

    1. The offer price is $73.50 per Share net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    2. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 10, 1998, by and among the Parent, the Offeror and the Company (the "Merger Agreement").

    3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on July 15, 1998, unless the Offer is extended.

    4. The Board of Directors of the Company has unanimously approved the Merger Agreement, the Offer and the Merger (as defined in the Offer to Purchase), has unanimously determined that the Offer and the Merger are fair to, and in the best interests of the Company's stockholders and recommends that stockholders accept the Offer and tender their Shares.

    5. The Offer is being made for all Shares outstanding. The Offer is conditioned upon, among other things, there being validly tendered by the Expiration Date (as defined in the Offer to Purchase) and not withdrawn that number of Shares which would, together with the Shares beneficially owned by the Parent or the Offeror constitute at least that number of Shares which would constitute a majority of the outstanding Shares on a fully diluted basis (the "Minimum Condition"). In connection with entering into the Merger Agreement, the Offeror has entered into five separate Stock Purchase Agreements, each dated as of June 10, 1998 (the "Purchase Agreements") with the stockholders identified therein (each a "Stockholder" and collectively, the "Stockholders") beneficially owning an aggregate of 536,960 Shares (including 117,540 Shares which are held in the Profit Sharing Plan for the benefit of two of such Stockholders) representing approximately 15.3% of the Shares outstanding, on a fully diluted basis (the "Stockholders' Shares"), pursuant to which the Stockholders have, among other things (i) agreed to tender into the Offer all of the Stockholders' Shares and not to withdraw any of the Stockholders' Shares unless an election is made by the Offeror to purchase the Stockholders' Shares and (ii) granted to the Offeror an option to purchase the Stockholders' Shares exercisable in certain limited circumstances following the Expiration Date or the termination of the Offer by the Offeror. In addition, the Stockholders have agreed to appoint the Offeror under certain circumstances as such Stockholders' proxy to vote such Stockholders' Shares on all matters in connection with the consummation of the transactions contemplated by the Merger Agreement, the Purchase Agreements and the Option Agreement. The tender by the Stockholders of the Stockholders' Shares alone will not cause the Minimum Condition to be satisfied.

    6. The Letter of Transmittal referred to above and in the Offer to Purchase cannot be used by you to tender the Shares held in your Profit Sharing Plan account. The enclosed Election Form for the Profit Sharing Plan is a substitute for the Letter of Transmittal and must be used by you to direct the Trustee to tender Shares in your Profit Sharing Plan account.

    7. If you wish to have the Trustee tender any or all of your Shares, please so instruct the Trustee by completing, executing and returning to the Trustee the Election Form contained in this letter. An envelope in which to return your instructions to the Trustee is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your Election Form should be forwarded to the Trustee in ample time to permit the Trustee to submit a tender on your behalf prior to the Expiration Date (as defined in the offer to purchase). Under the Profit Sharing Plan, you may direct the Trustee to tender all or part of the Shares that are allocated to your account.

    8. If you direct the Trustee to tender Shares allocated to your account in the Profit Sharing Plan, proceeds from the sale of the Shares shall be credited to each account from which the Shares were taken. In accordance with the Profit Sharing Plan's investment transfer provisions, you will be able to transfer amounts from the account from which the Shares were taken to the Profit Sharing Plan's other investment funds.

    9. As more fully described in Section 4 of the Offer to Purchase, tenders will be deemed irrevocable unless withdrawn by the dates specified therein. If you instruct the Trustee to tender Shares, and you subsequently decide to change your instructions, you may do so by sending a notice of withdrawal to the Trustee. The notice of withdrawal will be effective only if it is in writing and is received by the Trustee at or before the Expiration Date (as defined in the Offer to Purchase), at the address set forth on the enclosed return envelope. Any notice of change of instruction to the Trustee must specify your name, your social security number, the number of Shares tendered, and the number of Shares to be withdrawn. Upon receipt of a timely written notice of change of instruction to the Trustee, previous instructions to tender with respect to such Shares will be deemed cancelled. If you later wish to re-tender Shares, you may call Georgeson & Company Inc., the Information Agent at (800) 223-2064 to obtain a new Election Form. Any new Election Form must be received by the Trustee in ample time to permit the Trustee to submit a tender on your behalf prior to the Expiration Date.

                                          Kluwer Boston, Inc.

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
              ELECTION FORM WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK

                        OF PLENUM PUBLISHING CORPORATION

    The undersigned acknowledges receipt of your letter and the enclosed Offer to Purchase, dated June 16, 1998 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") in connection with the offer by PPC Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Kluwer Boston, Inc., a Massachusetts corporation, to purchase all outstanding shares of Common Stock, par value $.10 per share ("Shares"), of Plenum Publishing Corporation, a Delaware corporation, at a purchase price of $73.50 per Share net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    This will instruct The Dreyfus Trust Company, as Trustee of the Plenum Publishing Corporation Profit Sharing Plan, to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

                                                  SIGN HERE

                        Number of Shares to be Tendered*
----------------------------------------
                      ____________ shares of Common Stock
----------------------------------------
Signature

                                                               -----------------

Dated: June 16, 1998
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                                                               Please Type or
Print Name

                                                               -----------------
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                                                               Please Type or
Print Address

                                                               -----------------
                                                               Area Code and
Telephone Number

                                                               -----------------
                                                               Taxpayer
Identification or
                                                               Social Security
Number

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*   Unless otherwise indicated, it will be assumed that all your Shares held by
    The Dreyfus Trust Company for your account are to be tendered.

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